PART I.  FINANCIAL INFORMATION
ITEM 1:  FINANCIAL STATEMENTS

MERISTAR HOSPITALITY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                  March 31, 2002         December 31, 2001
                                                                  --------------         -----------------
                                                                     (unaudited)
Assets
   Investments in hotel properties                                   $3,195,949                $3,183,677
   Accumulated depreciation                                            (425,765)                 (397,380)
                                                                     ----------                ----------
                                                                      2,770,184                 2,786,297
   Cash and cash equivalents                                             25,974                    23,448
   Accounts receivable, net of allowance for doubtful
     accounts of $964 and $973                                           59,432                    47,178
   Prepaid expenses and other                                            16,672                    18,306
   Notes receivable from MeriStar Hotels                                 58,069                    36,000
   Due from MeriStar Hotels                                                   -                     8,877
   Investments in affiliates                                             41,714                    41,714
   Restricted cash                                                       18,352                    21,304
   Intangible assets, net of accumulated amortization
     of $12,140 and $11,224                                              26,126                    26,736
                                                                     ----------                ----------
                                                                     $3,016,523                $3,009,860
                                                                     ==========                ==========

Liabilities, Minority Interests and Stockholders' Equity
   Accounts payable, accrued expenses and other liabilities          $  129,459                $  129,786
   Accrued interest                                                      41,309                    45,009
   Due to MeriStar Hotels                                                 3,968                         -
   Income taxes payable                                                      93                       350
   Dividends and distributions payable                                      447                     1,090
   Deferred income taxes                                                  8,714                     9,031
   Interest rate swaps                                                    8,703                    12,100
   Long-term debt                                                     1,713,778                 1,700,134
                                                                     ----------                ----------
Total liabilities                                                     1,906,471                 1,897,500
                                                                     ----------                ----------
Minority interests                                                       89,028                    89,797
Stockholders' equity:
   Preferred stock, par value $0.01 per share
            Authorized - 100,000 shares                                       -                         -
   Common stock, par value $0.01 per share
            Authorized - 250,000 shares
            Issued -  48,962 and 48,761 shares                              489                       487
   Additional paid-in capital                                         1,186,616                 1,183,463
   Retained earnings (deficit)                                          (78,664)                  (68,241)
   Accumulated other comprehensive loss                                  (7,245)                  (12,503)
   Unearned stock-based compensation                                     (4,407)                   (5,287)
   Less common stock held in treasury - 4,307 and 4,237
      shares                                                            (75,765)                  (75,356)
                                                                     ----------                ----------
   Total stockholders' equity                                         1,021,024                 1,022,563
                                                                     ----------                ----------
                                                                     $3,016,523                $3,009,860
                                                                     ==========                ==========

See accompanying notes to condensed consolidated financial statements.

MERISTAR HOSPITALITY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
UNAUDITED (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            Three months ended
                                                                                March 31,
                                                                                ---------
                                                                          2002             2001
                                                                          ----             ----
Revenue:
  Hotel operations:
    Rooms                                                               $170,548         $200,380
    Food and beverage                                                     62,065           71,291
    Other operating departments                                           19,108           22,471
  Participating lease revenue                                                  -            3,784
  Office rental and other revenues                                         4,943            4,758
                                                                        --------         --------

Total revenue                                                            256,664          302,684
                                                                        --------         --------

Hotel operating expenses by department:
    Rooms                                                                 38,935           45,722
    Food and beverage                                                     44,405           51,404
    Other operating departments                                           10,694           11,570
Office rental, parking and other operating
    expenses                                                                 814              937
Undistributed operating expenses:
    Administrative and general                                            43,471           44,917
    Property operating costs                                              37,382           42,699
    Property taxes, insurance and other                                   20,061           18,387
    Depreciation and amortization                                         30,901           29,697
    Write-off of deferred financing costs                                  1,529                -
    Loss on fair value of non-hedging derivatives                          4,735                -
    Write down of investment in STS Hotel Net                                  -            2,112
    Swap termination costs                                                     -            9,297
                                                                        --------         --------

Total operating expenses                                                 232,927          256,742
                                                                        --------         --------

Net operating income                                                      23,737           45,942

Interest expense, net                                                     34,588           30,229
                                                                        --------         --------
Income (loss) before minority interests, income tax
    expense (benefit), loss on sale of assets and extraordinary loss     (10,851)          15,713

Minority interests                                                          (627)           1,104
                                                                        --------         --------

Income (loss) before income tax expense (benefit), loss on sale of
    assets and extraordinary loss                                        (10,224)          14,609

Income tax expense (benefit)                                                (281)             511
                                                                        --------         --------

Income (loss) before loss on sale of assets and extraordinary loss        (9,943)          14,098

Loss on sale of assets, net of tax effect of ($22)                             -           (1,059)

Extraordinary loss on early extinguishments of debt, net of tax
    effect of ($19)                                                            -           (1,224)
                                                                        --------         --------

Net income (loss)                                                       $ (9,943)        $ 11,815
                                                                        ========         ========

                                                                            Three months ended
                                                                                 March 31,
                                                                                 --------
                                                                          2002             2001
                                                                          ----             ----
Other comprehensive income (loss):
   Net income (loss)                                                    $ (9,943)        $ 11,815
   Foreign currency translation adjustment                                    12             (974)
   Derivative instruments transition adjustment                                -           (2,842)
   Change in valuation of derivative instruments                             511           (4,793)
                                                                        --------         --------

Comprehensive income (loss)                                             $ (9,420)        $  3,206
                                                                        ========         ========

Earnings per share:

     Basic:
     Income (loss) before extraordinary loss                            $  (0.22)        $   0.29
     Extraordinary loss                                                        -            (0.03)
                                                                        --------         --------
     Net income (loss)                                                  $  (0.22)        $   0.26
                                                                        ========         ========

     Diluted:
     Income (loss) before extraordinary loss                            $  (0.22)        $   0.28
     Extraordinary loss                                                        -            (0.03)
                                                                        --------         --------

     Net income (loss)                                                  $  (0.22)        $   0.25
                                                                        ========         ========

See accompanying notes to condensed consolidated financial statements.

MERISTAR HOSPITALITY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED (IN THOUSANDS)

                                                                                Three months ended
                                                                                    March 31,
                                                                                    --------
                                                                            2002                2001
                                                                            ----                ----
Operating activities:
Net income (loss)                                                      $  (9,943)           $ 11,815

Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization                                           30,901              29,697
  Loss on fair value of non-hedging derivatives                            4,735                   -
  Write-off of deferred financing costs                                    1,529
  Loss on sale of assets, before tax effect                                    -               1,081
  Write down of investment in STS Hotel Net                                    -               2,112
  Extraordinary loss on early extinguishment of debt,
     before tax effect                                                         -               1,243
  Minority interests                                                        (627)              1,104
  Amortization of unearned stock based compensation                          880                 797
  Interest rate swaps marked to fair value                                (2,887)                  -
  Deferred income taxes                                                     (317)                164

  Changes in operating assets and liabilities:
     Accounts receivable, net                                            (12,254)             (7,173)
     Prepaid expenses and other                                            1,634              (2,580)
     Due to/from MeriStar Hotels                                            (224)             11,512
     Accounts payable, accrued expenses and other liabilities               (328)             (4,788)
     Accrued interest                                                     (3,700)              2,592
     Income taxes payable                                                   (257)                208
                                                                       ---------            --------

Net cash provided by operating activities                                  9,142              47,784
                                                                       ---------            --------
Investing activities:
  Investment in hotel properties                                         (12,292)             (8,743)
  Proceeds from disposition of assets                                          -               7,274
  Hotel operating cash received in lease conversions                           -               3,778
  Notes receivable from MeriStar Hotels                                   (9,000)            (36,000)
  Change in restricted cash                                                2,952               1,697
                                                                       ---------            --------

Net cash used in investing activities                                    (18,340)            (31,994)
                                                                       ---------            --------
Financing activities:
  Deferred financing costs                                                (3,131)             (9,322)
  Proceeds from issuance of long-term debt                               234,545             578,379
  Principal payments on long-term debt                                  (220,901)           (541,752)
  Proceeds from issuance of common stock, net                              3,155                 280
  Purchase of treasury stock                                                (409)                  -
  Dividends paid to stockholders                                            (475)            (22,669)
  Distributions to minority investors                                       (789)             (2,190)
                                                                       ---------            --------

Net cash provided by financing activities                                 11,995               2,726
                                                                       ---------            --------

Effect of exchange rate changes on cash and cash equivalents                (271)                216
                                                                       ---------            --------
Net increase in cash and cash equivalents                                  2,526              18,732
Cash and cash equivalents, beginning of period                            23,448                 250
                                                                       ---------            --------

Cash and cash equivalents, end of period                               $  25,974            $ 18,982
                                                                       =========            ========

See accompanying notes to condensed consolidated financial statements.

MERISTAR HOSPITALITY CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002
UNAUDITED (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  ORGANIZATION

We own a portfolio of upscale, full-service hotels in the United States and Canada. Our portfolio is diversified by franchise and brand affiliations. As of March 31, 2002, we owned 112 hotels, with 28,653 rooms, all of which are leased by our taxable subsidiaries and managed by MeriStar Hotels & Resorts, Inc.

We were created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a real estate investment trust, and its associated entities merged with CapStar Hotel Company and its associated entities. In connection with the merger between CapStar and American General, we created MeriStar Hotels, a separate publicly traded company, to be the lessee and manager of nearly all of our hotels.

On January 1, 2001, changes to the federal tax laws governing real estate investment trusts became effective, Those changes are commonly known as the REIT Modernization Act, or RMA. The RMA permits real estate investment trusts to create taxable subsidiaries that are subject to taxation similar to subchapter C-Corporations. Because of the RMA, we have created a number of these taxable subsidiaries to lease our real property. The RMA prohibits our taxable subsidiaries from engaging in the following activities:

         .   Managing the properties they lease (our taxable subsidiaries must enter into an "arms length" management agreement with an
             independent third-party manager that is actively involved in the trade or business of hotel management and manages properties on behalf of other owners),
         .   Leasing a property that contains gambling operations; and
         .   Owning a brand or franchise.

We believe establishing taxable subsidiaries to lease the properties we own provides a more efficient alignment of and ability to capture the economic interests of property ownership. Under the prior lease structure with MeriStar Hotels, we received lease payments based on the revenues generated by the properties; MeriStar Hotels, however, operated the properties in order to maximize net operating income from the properties. This inconsistency could potentially result in the properties being operated in a way that did not maximize revenues. With the assignment of the leases from MeriStar Hotels to our taxable subsidiaries and the execution of the new management agreements (as described below), we gained the economic risks and rewards usually associated with ownership of real estate, and property revenues became the basis for MeriStar Hotels' management fees.

Subsidiaries of MeriStar Hotels assigned the participating leases to our wholly-owned taxable subsidiaries as of January 1, 2001. In connection with the assignment, the taxable subsidiaries executed new management agreements with a subsidiary of MeriStar Hotels to manage our hotels. Under these management agreements, the taxable subsidiaries pay a management fee to MeriStar Hotels for each property. The taxable subsidiaries in turn make rental payments to us under the participating leases. The management agreements have been structured to substantially mirror the economics of the former leases. The assignment of the leases from MeriStar Hotels to our taxable subsidiaries did not result in any cash consideration exchanged among the parties except for the transfer of hotel operating assets and liabilities to the taxable subsidiaries. Under the new management agreements, the base management fee is 2.5% of total hotel revenue plus incentives payments, based on meeting performance thresholds, that could total up to 1.5% of total hotel revenue. The agreements have an initial term of 10 years with three renewal periods of five years each at the option of MeriStar Hotels, subject to some exceptions. Because these leases have been assigned to our taxable subsidiaries, we now bear the operating risk associated with our hotels.

During 2001, we acquired the eight leases from Prime Hospitality for our hotels that were previously leased and managed by Prime. These hotels are now managed by MeriStar Hotels under management agreements identical to our other management agreements with MeriStar Hotels, except that the term on four of the agreements is one year with additional one- year renewal periods.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We have prepared these unaudited interim financial statements according to the rules and regulations of the Securities and Exchange Commission. We have omitted certain information and footnote disclosures that are normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These interim financial statements should be read in conjunction with the financial statements, accompanying notes and other information included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2001. Certain 2001 amounts have been reclassified to conform to the 2002 presentation.

In our opinion, the accompanying unaudited condensed consolidated interim financial statements reflect all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the financial condition and results of operations and cash flows for the periods presented. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Our actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires a public entity to report selected information about operating segments in financial reports issued to shareholders. Based on the guidance provided in the standard, we have determined that our business is conducted in one reportable segment. The standard also establishes requirements for related disclosures about products and services, geographic areas and major customers. Revenues for Canadian operations totaled $4,525 and $5,522 for the three months ended March 31, 2002 and 2001, respectively.

Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. FAS No. 137 and No. 138 amended certain provisions of FAS No. 133. We adopted these accounting pronouncements on January 1, 2001.

Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows. We assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows, and by evaluating hedging opportunities. We do not enter into derivative instruments for any purpose other than cash flow hedging purposes.

Our interest rate swap agreements were initially designated as hedges against changes in future cash flows associated with specific variable rate debt obligations. As of March 31, 2002, we had three swap agreements with notional amounts totaling $300 million. All of these swap agreements have been converted to non-hedging derivatives due to our repayment of the floating-rate borrowings they originally hedged and they are currently being marked to market through our statement of operations. We have interest rate exposure going forward as the change in fair value of our non-hedging derivatives will have an impact on our statement of operations. The interest rate swap agreements are reflected at fair value in our consolidated balance sheet as of March 31, 2002. For more information regarding our interest rate hedging activities, see "Quantitative and Qualitative Disclosures about Market Risk."

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121. We did not have any asset sales or impairments in the first three months of 2002; therefore, SFAS No. 144 has no effect on our financial statement for that period.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 143 "Accounting for Asset Retirement Obligations." These new standards have no effect on our financial statements for the three months ended March 31, 2002.

3.  NOTE RECEIVABLE FROM LESSEE

We may lend MeriStar Hotels up to $50,000 for general corporate purposes under a revolving credit agreement. The interest rate on this credit agreement is 650 basis points over the 30-day London Interbank Offered Rate. As of March 31, 2002, $45,000 was outstanding under this revolving credit agreement.

MeriStar Hotels also issued us a term note effective January 1, 2002. This $13,069 term note refinances outstanding accounts payable MeriStar Hotels owed to us. The term note bears interest at 650 basis points over the 30-day LIBOR. The maturity date is the same as that of the revolving credit agreement.

4.  LONG-TERM DEBT

Long-term debt consisted of the following:

                                         March 31, 2002        December 31, 2001
                                         --------------        -----------------
 Senior unsecured notes..............     $  950,000               $  750,000
 Revolving credit facility...........         43,000                  224,000
 Secured facility....................        330,000                  330,000
 Subordinated notes..................        205,000                  205,000
 Convertible notes...................        154,300                  154,300
 Mortgage debt and other.............         51,687                   52,335
 Unamortized issue discount..........        (20,209)                 (15,501)
                                          ----------               ----------
                                          $1,713,778               $1,700,134
                                          ==========               ==========

As of March 31, 2002 aggregate future maturities of the above obligations are as follows:

 2002.............   $   14,057
 2003.............       51,589
 2004.............      171,168
 2005.............        9,265
 2006.............       10,006
 Thereafter.......    1,457,693
                      ---------
                     $1,713,778
                     ==========

In February 2002, we issued an additional $200,000 ($196,250, net of discount) aggregate principal amount of 9.13% senior unsecured notes due 2011. We used the proceeds from the issuance of these notes to repay approximately $195,000 of the outstanding balance under our revolving credit agreement. As a result of this financing, we redesignated some swap agreements as non-hedging derivatives. We recognized a $4,735 loss when this amount was transferred out of accumulated other comprehensive income because the debt being hedged was repaid.

In February 2002, we amended our revolving credit agreement. The amendment allows us to reduce the revolving commitments to below $300,000. In March 2002, we reduced the borrowing capacity on our revolving credit agreement from $310,000 to $150,000. We recognized a $1,529 loss due to the write-off of deferred financing costs related to reducing the borrowing capacity of our revolving credit agreement.

On January 26, 2001, we issued $300,000 aggregate principal amount of 9.0% senior notes due 2008 and $200,000 of 9.13% senior notes due 2011. The notes are unsecured obligations of certain subsidiaries of ours and we guarantee payment of principal and interest on the notes. The net proceeds from the sale of $492,000 were used to repay amounts outstanding under the credit facility and to make payments to terminate certain swap agreements that hedged variable interest rates of the loans that were repaid. The repayments of term loans under the credit facility resulted in an extraordinary loss of $1,243 ($1,224, net of tax) from the write-off of deferred financing costs. Also, in conjunction with the sales of the senior unsecured notes, we terminated three swap agreements with notional amounts totaling $300,000. These swap agreements were designated to the credit facility term loans that were repaid with the proceeds from the sale of these notes. We made payments totaling $9,297 to terminate these swap agreements.

5.  DIVIDENDS AND DISTRIBUTIONS PAYABLE

On March 20, 2002, we declared a dividend for the three months ended March 31, 2002 of $0.01 per share of common stock and per unit of limited partnership interest in our subsidiary operating partnership. We paid the dividend on April 30, 2002.

6.  EARNINGS PER SHARE

The following table presents the computation of basic and diluted earnings per share:

                                                               Three months ended
                                                               ------------------
                                                                   March 31,
                                                                   ---------
                                                             2002                2001
                                                             ----                ----
BASIC EARNINGS (LOSS) PER SHARE COMPUTAION:
Income (loss) before extraordinary
  loss                                                     $ (9,943)          $ 13,039
Dividends paid on unvested restricted
  stock                                                          (2)              (183)
                                                           --------           --------
Income (loss) available to common
   stockholders                                              (9,945)            12,856
Weighted average number of shares
  of common stock outstanding                                44,553             44,494
                                                           --------           --------
Basic earnings (loss) per share before
   extraordinary loss                                      $  (0.22)          $   0.29
                                                           ========           ========

DILUTED EARNINGS (LOSS) PER SHARE COMPUTATION:
Income (loss) available to common
   Stockholders                                            $ (9,945)          $ 12,856
Minority interest, net of tax                                     -                933
                                                           --------           --------

Adjusted net income (loss)                                 $ (9,945)          $ 13,789
                                                           ========           ========

Weighted average number of shares of
   Common stock outstanding                                  44,553             44,494
Common stock equivalents:
  Operating partnership units                                     -              3,928
  Stock options                                                   -                322
                                                           --------           --------
Total weighted average number of
  diluted shares of Common Stock
  outstanding                                                44,553             48,744
                                                           ========           ========

Diluted earnings (loss) per share before
   extraordinary loss                                      $  (0.22)          $   0.28
                                                           ========           ========

Stock options and operating partnership units are not included in the computation of diluted earnings (loss) per share when their effect is antidilutive.

7.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                                           Three months ended March 31,
                                                                           ----------------------------
                                                                                2002            2001
                                                                                ----            ----
Cash paid for interest and income taxes:
Interest, net of capitalized interest of
$919 and $2,005 respectively ...............                                 $  38,288       $  27,637
Income taxes ...............................                                        93             142

Non-cash investing and financing activities:
Conversion of OP Units to Common Stock                                               -           2,640

Operating assets received and liabilities assumed from lease conversion:
    Accounts receivable                                                              -          47,305
    Prepaid expenses and other                                                       -          12,874
    Furniture and fixtures, net                                                      -             152
    Investment in affiliates, net                                                    -           1,629
                                                                             ---------       ---------
          Total operating assets received                                            -          61,960
                                                                             =========       =========

    Accounts payable and accrued expenses                                            -          65,706
    Long-term debt                                                                   -              32
                                                                             ---------       ---------
    Total liabilities acquired                                                       -          65,738
                                                                             =========       =========

8.  STOCK-BASED COMPENSATION

As of March 31, 2002, we have granted 479,000 shares of restricted stock to employees. This restricted stock vests ratably over three-year or five-year periods. The issuance of restricted stock has resulted in $4,407 of unearned stock-based compensation recorded as a reduction to stockholders' equity on our condensed consolidated balance sheet as of March 31, 2002.

As of March 31, 2002, we have granted 737,500 Profits-Only OP Units, or POPs, to some of our employees pursuant to our POPs Plan. These POPs are fixed awards and vest ratably over three years.

9.  RESTRUCTURING EXPENSES

During 2001, we incurred a restructuring charge of $1,080 in connection with operational changes at our corporate headquarters. The restructuring included eliminating seven corporate staff positions and office space no longer needed under the new structure. During 2002, we applied $52 of lease termination costs against the restructuring reserve. Approximately $340 of the restructuring accrual remains at March 31, 2002.

10. DISPOSITIONS

On March 21, 2001, we sold one hotel and received proceeds of $7,274. The sale resulted in a loss of $1,081 ($1,059, net of tax).

11. CONSOLIDATING FINANCIAL INFORMATION
We and certain subsidiaries of MeriStar Hospitality Operating Partnership, L.P.
(MHOP), our subsidiary operating partnership, are guarantors of senior unsecured notes issued by MHOP. MHOP and certain of its subsidiaries are guarantors of our unsecured subordinated notes. We own a one percent general partner interest in MHOP and MeriStar LP, Inc., our wholly-owned subsidiary, owns approximately a 90 percent limited partner interest in MHOP. All guarantees are full and unconditional, and joint and several. Exhibit 99 to this Quarterly Report on Form 10-Q presents supplementary consolidating information for MHOP, including each of the guarantor subsidiaries. This schedule presents MHOP consolidating balance sheets as of March 31, 2002 and 2001, and consolidating statements of operations and cash flows for each of the three months ended March 31, 2002 and 2001.


12. SUBSEQUENT EVENT

On May 2, 2002, MeriStar Hotels, the manager of our hotels, announced an agreement to merge with Interstate Hotels Corporation, or Interstate. The transaction will be a stock-for-stock merger of Interstate into MeriStar Hotels in which Interstate stockholders will receive 4.6 shares of common stock for each share of Interstate stock outstanding. Holders of MeriStar Hotels common stock and operating partnership units will continue to hold their stock and units following the merger. The combined company will operate approximately 86,000 rooms in 412 hotels. MeriStar Hotels expects the transaction to close in the third quarter of 2002.